EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 2 on Form S-1 to Form SB-2 Registration Statements Nos. 333-140598, 333-142480 and 333-144521 and related Prospectuses of ImmunoCellular Therapeutics, Ltd. to be filed with the Securities and Exchange Commission on or about April 23, 2009 of our report of Independent Registered Public Accounting Firm dated March 27, 2009 covering the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 and for the period from inception of operations (February 25, 2004) to December 31, 2008.

/s/ STONEFIELD JOSEPHSON, INC.

Los Angeles, California

April 23, 2009